EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated April 16, 2007, and is entered into between Foamex International Inc., a Delaware corporation and its primary operating subsidiary Foamex L.P. (together with their subsidiaries, successors and assigns, collectively the “Company”), and John Johnson (“Executive”).

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer and Executive desires to accept such employment; and

WHEREAS, Executive and the Company desire to set forth the terms and conditions of Executive’s continued employment with the Company in this Agreement.

NOW, THEREFORE, the parties hereby agree:

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Employment, Duties and Responsibilities

1.1          Employment. During the Term (as defined in Section 2.1 hereof), Executive shall be employed as the Chief Executive Officer of Foamex International Inc. and Foamex L.P. and shall report directly to the Board of Directors of Foamex International Inc. (the “Board”), or its designee. Executive agrees to devote his full business time and efforts to promote the interests of the Company. Nothing herein, however, shall preclude Executive from devoting a portion of his time and efforts (and retaining remuneration, if any, for such services) to (i) his personal and family affairs and investments, (ii) charitable, educational, civic and political activities, or (iii) service on the boards of other for-profit and not-for-profit entities, in each case so long as such activities do not materially interfere with the performance of his duties hereunder; and further provided that with respect to serving on the board of any for-profit entity, Executive shall have first obtained the prior consent of the Board. Notwithstanding the foregoing, the Board has approved Executive’s service on the board of directors of GenTek Inc. (the “GenTek Board”). However, if the Board determines that Executive’s continued service on the GenTek Board materially interferes with the performance of his duties hereunder, and Executive is required to resign (or reduce his involvement) on the GenTek Board or in any activities permitted pursuant to clauses (ii), (iii) and (iv) hereunder because such activities materially interfere with the performance of his duties hereunder, Executive shall so resign (or reduce his involvement) as soon as he can practicably do so without violating any fiduciary duty he may have to any other entity. For purposes of clarification, the parties acknowledge and agree that the Company has not requested, required or promoted Executive’s service on the GenTek Board.

1.2          Board Membership. During the Term, the Company shall also cause Executive to be nominated for election or appointment to the Board and, if so elected or appointed, Executive agrees to serve in such capacity.

1.3          Duties and Responsibilities. During the Term, Executive shall have such duties, responsibilities and authorities commensurate with his position as Chief Executive Officer and as may be assigned to Executive from time to time by the Board consistent with Executive’s position. In addition, the parties intend that Executive will actively assist the Company in developing a succession plan for the replacement of Executive as Chief Executive Officer by a successor chief executive officer at the expiration of the Term. The Company will consider Executive for nomination or appointment to the position of non-executive chairman of the Board at an appropriate time.

1.4          Principal Work Location. During the Term, Executive shall perform his duties at the principal executive officers of the Company in Linwood, Pennsylvania, except for any required business travel in connection with the performance of his duties hereunder.

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Term of Employment

2.1	Term.

(a)          The “Initial Term” of Executive’s employment under this Agreement shall commence on April 16, 2007 (the “Effective Date”) and shall continue through the close of business on the second anniversary of the Effective Date (the “Scheduled Expiration Date”), unless sooner terminated in accordance with Section 5 below. Executive’s employment hereunder shall be automatically extended on the terms and conditions set forth herein for an additional one-year period commencing on the Scheduled Expiration Date, unless either party hereto gives written notice to the other party of its or his election not to so extend Executive’s employment hereunder at least 45 days prior to the Scheduled Expiration Date. The period during which Executive is employed pursuant to this Agreement (including the Initial Term and any extension thereof in accordance with the preceding sentence) shall be referred to as the “Term.”

(b)          Executive represents and warrants to the Company that as of the Effective Date (i) neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates or will violate the provisions of any other written agreement to which he is a party or by which he is bound; and (ii) except for obligations to maintain confidentiality of certain information relating to previous employers which will not unreasonably interfere with the performance of his duties hereunder, there are no written agreements by which he is currently bound which would prevent him from performing his duties hereunder.

(c)          Foamex International Inc. and Foamex L.P. each represent and warrant to Executive that (i) the execution, delivery and performance of this Agreement by it has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on its behalf is duly authorized to do so, and (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound.

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Compensation and Expenses

3.1          Salary, Bonuses and Benefits. During the Term, Executive shall be entitled to the following:

(a)          Salary. The Company shall pay Executive a base salary during the Term at a rate of $650,000 per annum (“Base Salary”), payable in accordance with the normal payment procedures of the Company (but in no event less frequently than semi-monthly) and subject to such withholdings and other normal employee deductions as may be required by applicable law. The Board or a committee thereof shall review the Base Salary annually for increase (but not decrease), and may in its discretion increase the Base Salary or retain the then-current Base Salary following any such review. For purposes of this Agreement, after any increase to the Base Salary, the term “Base Salary” shall mean such increased amount.

(b)          Benefits. Executive shall participate during the Term in such 401(k), pension, supplemental executive retirement plan, life insurance, health, disability and major medical insurance plans, and in such other senior executive officer benefit and perquisite plans, programs or policies, as may be maintained from time to time by the Company or its affiliates during the Term, in each case on a basis no less favorable to Executive than the basis generally provided to other similarly-situated senior executive officers of the Company and subject to the terms and provisions of such plans, programs or policies. During the Term, the Company shall pay Executive a car allowance of $1,200 per month, payable in accordance with the Company’s practices for other senior executive officers of the Company. Subject to confirmation by legal counsel to the Company that it is permissible under the terms of the Company’s 401(k) plan and will not cause any qualification issues for such plan, the Company will credit Executive with two (2) additional years of service under such plan, in respect of Executive’s prior service with the Company.

(c)          Bonus. During the Term, Executive shall be eligible to earn bonus awards in accordance with the incentive programs in effect for senior executives of the Company for such performance year based on a target bonus opportunity of 80% of Base Salary (“Target Bonus”). During each year of the Term, Executive shall propose performance targets and criteria to be used in determining his bonus to the Board or Compensation Committee for their consideration in determining the applicable performance criteria for such fiscal year. The bonus payable to Executive for each year (“Annual Bonus”) shall be based upon the attainment of Company performance targets for the applicable fiscal year, as measured against a written set of reasonable performance criteria established by the Board or the Compensation Committee of the Board (the “Compensation Committee”) and communicated to Executive for such fiscal year prior to the end of the first quarter of such fiscal year. If the performance criteria established for the relevant year are met, Executive shall be paid an Annual Bonus equal to no less than the Target Bonus. The Annual Bonus shall be awarded pursuant to the Company’s annual bonus plan for the calendar year in question (the “Bonus Plan”) and except as otherwise provided for herein, shall be subject to the terms and conditions of the Bonus Plan. The Board or the

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Compensation Committee will review the target bonus opportunity as a percentage of Base Salary (the “Opportunity Percentage”) annually and may in its discretion increase the Opportunity Percentage as deemed appropriate by the Board or the Compensation Committee, but may not decrease such Opportunity Percentage without Executive’s prior written consent. For purposes of this Agreement, after any permitted adjustment hereunder, “Target Bonus” shall mean such adjusted amount. Any Annual Bonus shall be paid in cash and at the same time as bonuses are generally paid to other senior executive officers of the Company, but in no event later than March 15th of the year following the end of the applicable performance period.

(d)          During the Term, while Executive is serving as Chief Executive Officer of the Company, from time to time, at the discretion of the Board or the Compensation Committee, Executive will be entitled to participate in the Company’s equity plans and programs for senior executive officers of the Company on a basis that is consistent with the basis upon which any other similarly-situated senior executive officer participates. The Company will cause the Board or Compensation Committee to grant Executive an equity incentive award with an aggregate value of $1,000,000, 50% of which will be comprised of options to purchase common stock of the Company and 50% of which will be comprised of shares of restricted common stock of the Company, pursuant to the Foamex International Inc. 2007 Management Incentive Plan (the “MIP”) within thirty (30) days following the Effective Date (the “2007 Grant”). For purposes of determining the aggregate value of the 2007 Grant, the value of the portion of the grant which will be comprised of options will be determined based on the Black-Scholes value of such options, and the value of the portion of the grant which will be comprised of shares of restricted common stock will be determined based on the average fair market value of shares of common stock of the Company over the thirty (30) trading days preceding the date of grant, with the daily fair market value of a share of common stock over this period determined in accordance with the methodology set forth in the MIP. All options that form part of the 2007 Grant will be issued with an exercise price equal to the fair market value of the underlying common stock of the Company on the date of grant. The 2007 Grant will vest no less frequently than in equal annual installments of 25% each over the four years following the Effective Date, commencing on the first anniversary of the Effective Date, it being understood that in the event of any discrepancy between the vesting schedule set forth herein and the terms and conditions of the MIP and applicable grant agreement for the 2007 Equity Award, this vesting schedule shall prevail. Except as set forth herein or in Articles V or VI of this Agreement, all terms and conditions of the 2007 Grant shall be as set forth in the MIP and the applicable award agreement for the 2007 Grant. In the event the Executive becomes non-executive chairman of the Board, the 2007 Grant will continue to vest while Executive serves as non-executive chairman.

If, after the Effective Time, the Company is eligible to file a registration statement on Form S-8 to register the offer and sale of its securities under the MIP with the Securities and Exchange Commission, the Company will use reasonable best efforts to file such a registration statement on Form S-8 within ninety (90) days of the Effective Date; provided, that, nothing herein will be construed to limit the Company's right to deregister any class of securities with the Securities and Exchange Commission at any time or require the Company to file a registration statement on Form S-8 at such time as the Company has taken any action to commence a deregistration of its securities that would result in its ineligibility to file a registration statement on Form S-8.

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(e)          Vacation. Executive shall be entitled to a paid vacation of not less than five (5) weeks per year during the Term, in accordance with Company policy (but not necessarily consecutive vacation weeks) for senior executive officers during the Term.

3.2          Expenses. The Company will promptly reimburse Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder during the Term, subject, however, to the Company’s policies relating to business-related expenses as in effect from time to time during the Term.

3.3          Reimbursement of Legal Fees. The Company will promptly reimburse Executive for his reasonable legal fees and related costs incurred in connection with the negotiation and preparation of this Agreement, up to $10,000.

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Exclusivity, Etc.

4.1	Exclusivity.

(a)          Executive agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. Except as set forth in Section 1.1 hereof, Executive agrees that he will devote his full business time, care and attention and use his reasonable best efforts to perform his duties, responsibilities and obligations during the Term. Executive agrees that all of his activities as an employee of the Company shall be in substantial conformity with all policies, rules and regulations and directions of the Company not inconsistent with this Agreement.

(b)          Executive agrees that during the Term he will not engage in any other business activities, pursued for gain, profit or other pecuniary advantage, that are competitive with the activities of the Company, except as permitted in Section 4.2 and Section 1.1.

4.2          Other Business Ventures. Executive agrees that during the Term, he will not own, directly or indirectly, any controlling or substantial stock or other beneficial interest in any business enterprise which is engaged in, or competitive with, any business engaged in by the Company. Notwithstanding the foregoing, Executive may own, directly or indirectly, up to 1% of the outstanding capital stock of any such entity.

4.3	Confidentiality; Non-competition.

(a)          Executive agrees that he will not, at any time during or after the Term, other than in the ordinary course of performing his duties for the Company, make use of or divulge to any other person, firm or corporation any of the Company’s confidential or proprietary trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company, which he may have learned in connection with his employment. For purposes of this Agreement, a “trade or business secret,

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process, method or means, or any other confidential information” shall mean and include written information reasonably treated as confidential or as a trade secret by the Company. Executive’s obligation under this Section 4.3(a) shall not apply to any information which (i) is known publicly (including information known publicly within the relevant trade or industry); (ii) is in the public domain or hereafter enters the public domain without the fault of Executive; (iii) is known to Executive prior to his receipt of such information from the Company, as evidenced by written records of Executive; or (iv) is hereafter disclosed to Executive by a third party not under an obligation of confidence to the Company. Executive agrees not to remove from the premises of the Company, except as a director or an employee of the Company in the performance of his duties for the Company and its affiliates or except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential information. Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole exclusive property of the Company. Upon termination of his employment hereunder, Executive shall forthwith deliver to the Company all such confidential information, including without limitation all lists of customers, correspondence, accounts, records and any other documents or property made or held by him or under his control in relation to the business or affairs of the Company, and no copy of any such confidential information shall be retained by him; provided, however, that nothing herein shall prevent Executive from retaining (i) his papers and other materials of a personal nature, including, without limitation, photographs, correspondence, personal diaries, calendars, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of his business expenses, (iii) information that is necessary for tax purposes, and (iv) copies of plans, programs, policies and agreements relating to his employment, or termination thereof, with the Company and its affiliates. Anything herein or elsewhere to the contrary notwithstanding, the provision of this Section 4.3(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order Executive to disclose or make accessible any information or (ii) with respect to any other litigation, arbitration or mediation involving this Agreement or any other agreement between the parties, including, without limitation, the enforcement of such agreements.

(b)          If Executive’s employment is terminated for any reason during the Term other than for Cause, Executive shall not for a period of (i) two years from the date of such termination if such termination occurs prior to the first anniversary of the Effective Date or (ii) one year from the date of such termination if such termination occurs at any time on or after the first anniversary of the Effective Date, directly or indirectly, whether as an employee, consultant, independent contractor, partner, or joint venturer, (A) perform any services for a competitor which has material operations which directly compete with the Company in the sale of any products sold by the Company at the time of the termination of Executive’s employment (“Competitive Business”); (B) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company to terminate such person’s contract of employment or agency, as the case may be, with the Company; or (C) divert, or attempt to divert, any person, concern, or entity from doing business with the Company, nor will he solicit or cause any other person or entity to solicit any person, concern or entity to cease being a customer or supplier of the Company. Notwithstanding anything herein to the contrary, this Section 4.3(b)

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shall not prevent Executive from acquiring securities representing not more than 1% of the outstanding voting securities of any entity.

(c)          In the event of any conflict between the provisions of this Section 4.3 and the provisions of any other Company agreement, plan, policy, program or arrangement, whether entered into before, on or after the date of this Agreement, the provisions of this Section 4.3 shall control, unless Executive has expressly agreed in writing that the conflicting provision will override or amend this Section 4.3.

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Termination

5.1          Termination by the Company. The Company shall have the right to terminate Executive’s employment at any time, with or without “Cause,” subject to the specific contractual obligations of the Company to Executive described herein. For purposes of this Agreement, “Cause” shall mean (i) substantial and continued willful failure by Executive to perform his duties hereunder which results, or could reasonably be expected to result, in material harm to the business or reputation of the Company, which failure is not cured (if curable) by Executive within 60 days after written notice of such failure is delivered to Executive by the Company, (ii) gross misconduct relating to the performance of Executive’s duties for the Company and its affiliates, including, without limitation, embezzlement, fraud, or misappropriation of the Company’s property, (iii) the conviction of, or entry of a plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude, or (iv) any material breach by Executive of any material obligation to the Company or any of its affiliates under Sections 4.1(b), 4.2 or 4.3, which breach is not cured (if curable) by Executive within 60 days after written notice of such failure is delivered to Executive by the Company. Anything herein to the contrary notwithstanding, Executive shall not be terminated for “Cause” within the meaning of clauses (i), (ii) or (iv) unless he receives written notice from the Company stating the basis for such termination and there is a majority vote of all non-employee members of the Board to terminate him for Cause. The Company’s decision under Section 2.1 to not extend the Term of this Agreement shall be considered a termination of Executive’s employment without Cause with such termination taking effect on the last day of the Term.

5.2          Death. In the event Executive dies during the Term, Executive’s employment under this Agreement shall automatically terminate, such termination to be effective on the date of Executive’s death.

5.3          Disability. In the event that Executive shall suffer a Disability (as defined below), the Company or Executive shall have the right to terminate Executive’s employment under this Agreement, such termination to be effective upon the giving of notice thereof to the other party in accordance with Section 6.5 hereof. For purposes of this Agreement, the term “Disability” means Executive is receiving long-term disability benefits under the Company’s plan(s) or, if there is no such plan, a physical or mental condition which has prevented Executive from performing satisfactorily his duties hereunder for a period of at least 120 days within any 365

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day period as determined by a medical doctor mutually agreeable to Executive and the Company. If the parties cannot agree on a medical doctor, Executive and the Company shall each chose a medical doctor and the two medical doctors shall chose a third medical doctor, who shall be the approved “medical doctor” for this purpose.

5.4          Termination by Executive with or without Good Reason. Executive may terminate his employment hereunder at any time, with or without Good Reason; provided that any termination by Executive of his employment under this Agreement for Good Reason shall not be effective unless Executive has provided notice to the Company of the event giving rise to Good Reason no later than 90 days after the date the event occurs or, if later, the date Executive learns (or should have learned) of such event. Each of the following will constitute Good Reason for purposes of this Agreement, unless otherwise agreed to in writing by Executive: (i) Foamex International Inc. sells, leases or otherwise transfers all or substantially all of its assets and that of its subsidiaries (including, without limitation, Foamex L.P.) to an entity which has not, as of the date of such transaction, either assumed the Company’s obligations under this Agreement or entered into a new employment contract which is mutually satisfactory to Executive and such entity; (ii) a material diminution occurs in the duties, responsibilities or authorities of Executive as Chief Executive Officer of the Company that is not cured within 15 days after written notice of the same is received by the Company; (iii) the failure to pay compensation required hereunder and such failure is not cured within 15 days after written notice of the same is received by the Company; (iv) any change in the reporting structure so that Executive reports to someone other than the Board; (v) failure to appoint or elect (or re-elect) Executive as a member of the Board or removal of Executive from his position on the Board; (vi) the principal executive offices of the Company are moved to a location more than fifty (50) miles from its present location; (vii) any decrease in Executive’s Base Salary or Target Bonus opportunity, or failure to use its best efforts to make the 2007 Grant; or (viii) any material breach by the Company, or any of its affiliates, of any material obligation to Executive under this Agreement. Notwithstanding the above, Good Reason shall not exist unless the Executive has notified the Board of the actions or failures to act giving rise to Good Reason, and such actions or failures, if capable of being cured, shall not have been cured by the Company within 60 days of the receipt of such notice, it being understood that if the Company makes the 2007 Grant at the fair market value at the time of grant within the 60 day cure period, Good Reason shall not exist.

5.5	Effect of Termination.

(a)          In the event of termination of Executive’s employment for any reason (including a termination of Executive’s employment on or after the third anniversary of the Effective Date pursuant to the expiration of the Term), the Company shall pay or provide Executive (or his beneficiary or, if he has not selected a beneficiary, his estate, in the event of his death) (i) any Base Salary or other compensation earned but not paid to Executive prior to the effective date of such termination, (ii) any business expenses that remain unreimbursed as of the date of termination and (iii) any payments, benefits, or entitlements which are vested, fully and unconditionally earned or due pursuant to this Agreement or any Company plan, policy, program or arrangement or other agreement (clauses (i) through (iii), “Accrued/Other Obligations”), and shall not have any other obligations to pay or provide any amount or benefits to Executive except

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as expressly set forth below. Except as specifically set forth herein with respect to the equity awarded to Executive in 2007 (“2007 Equity Awards”), Executive’s outstanding equity awards will be treated in accordance with the terms of the applicable plans and award agreements governing such awards.

(b)          In the event of a termination of Executive’s employment during the Term by Executive for Good Reason or by the Company for reasons other than for Cause, death or Disability, in either case at any time prior to the first anniversary of the Effective Date, Executive shall, subject to the effectiveness of his execution of a release and waiver in the form attached hereto as Exhibit A, be entitled to:

(i)           a cash amount, payable in twenty four (24) equal monthly installments following the date of Executive’s termination of employment in accordance with the Company’s regular payroll practices, equal to two times the sum of (i) Executive’s Base Salary, plus (ii) Executive’s Target Bonus;

(ii)          payment of an Annual Bonus in cash for the year of termination, determined by multiplying the Target Bonus by a fraction, the numerator of which is the number of days Executive was employed during the performance year in which the date of termination occurs and the denominator of which is 365 (“Pro-Rata Bonus”) in a lump-sum at such time as such Annual Bonus is generally paid to other senior executives of the Company; and

(iii)         accelerated vesting of the portion of Executive’s 2007 Equity Awards that would have vested during the one-year period following the date of the termination of Executive’s employment with the Company, with any such 2007 Equity Awards that are vested stock options remaining exercisable for the lesser of the period ending on the six (6) month anniversary of the last day of the fiscal quarter in which Executive’s employment with the Company terminates and the remainder of their original terms (it being understood that in the event of any discrepancy between this provision and the terms and conditions of the MIP and applicable grant agreement for the 2007 Equity Award, this provision shall prevail); and

(iv)         continued participation for Executive and his eligible dependents under the Company’s medical and dental plans in accordance with Section 3.1(b) at the same cost Executive was paying as an employee during the twenty-four (24) month period commencing on the date Executive’s employment is terminated. Upon the expiration of such 24-month period, Executive shall be eligible to elect medical and/or dental continuation coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(c)          In the event of a termination of Executive’s employment during the Term by Executive for Good Reason or by the Company for reasons other than for Cause, death or Disability at any time on or after the first anniversary of the Effective Date, in addition to any Accrued/Other Obligations, Executive shall, subject to the effectiveness of his execution of a release and waiver in the form attached hereto as Exhibit A, be entitled to:

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(i)           a cash amount, payable in twelve (12) equal monthly installments following Executive’s termination of employment in accordance with the Company’s regular payroll practices, equal to the sum of (i) Executive’s Base Salary, plus (ii) Executive’s Target Bonus;

(ii)          payment of a Pro-Rata Bonus in a lump-sum at such time as such Annual Bonus is generally paid to other senior executives of the Company;

(iii)         accelerated vesting of the portion of Executive’s 2007 Equity Awards that would have vested during the one-year period following the date of the termination of Executive’s employment with the Company, with any such 2007 Equity Awards that are vested stock options Awards remaining exercisable for the lesser of the period ending on the six (6) month anniversary of the last day of the fiscal quarter in which Executive’s employment with the Company terminates and the remainder of their original terms (it being understood that in the event of any discrepancy between this provision and the terms and conditions of the MIP and applicable grant agreement for the 2007 Equity Award, this provision shall prevail); and

(iv)         continued participation for Executive and his eligible dependents under the Company’s medical and dental plans in accordance with Section 3.1(b) at the same cost Executive was paying as an employee during the twelve (12) month period commencing on the date Executive’s employment is terminated. Upon the expiration of such 12-month period, Executive shall be eligible to elect medical and/or dental continuation coverage under the provisions of the COBRA.

(d)          In the event Executive’s employment is terminated during the Term on account of death or Disability (as defined in Section 5.3 hereof), in addition to any Accrued/Other Obligations, Executive (or his beneficiary or, if he has not selected a beneficiary, his estate, in the event of his death) shall be entitled to:

(i)           a Pro-Rata Bonus for the year of termination in a lump-sum at such time as such Annual Bonus is generally paid to other senior executives of the Company;

(ii)          continued participation for Executive (in the case of Disability) and his eligible dependents under the Company’s medical and dental plans in accordance with Section 3.1(b) at the same cost Executive was paying as an employee during the twelve (12) month period commencing on the date Executive’s employment is terminated. Upon the expiration of such 12-month period, Executive (or his eligible dependents, as the case may be) shall be eligible to elect medical and/or dental continuation coverage under the provisions of COBRA; and

(iii)         accelerated vesting of the portion of Executive’s 2007 Equity Awards that would have vested during the one-year period following the date of the termination of Executive’s employment with the Company, with any such 2007 Equity Awards that are vested stock options Awards remaining exercisable for the lesser of one year following such termination and the remainder of their original terms (it being

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understood that in the event of any discrepancy between this provision and the terms and conditions of the MIP and applicable grant agreement for the 2007 Equity Award, this provision shall prevail).

5.6          Full Settlement; Payment Date. Except as specifically provided in this Agreement, Executive shall have no rights to compensation or benefits upon or after termination of employment except as may be specifically provided under the Company’s employee benefit plans. All payments due under Section 5.5(a)(iii) shall be paid in accordance with the applicable plan, policy, program, arrangement or other agreement, and for any termination covered by Section 5.5(b) hereof which occurs during the period from the occurrence of a Change in Control (as defined in Section 6.1) through the second anniversary of such Change in Control (as defined in Section 6.1), 50% of the severance in Section 5.5(b)(i) shall be paid to Executive in a lump-sum no later than 30 days following the date of Executive’s termination of employment, and the remainder shall be paid in equal monthly installments during the twelve month period following such termination of employment, as applicable.

5.7	Obligations Absolute; Withholding.

(a)          The obligations of the Company under this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation (i) Executive’s receipt of compensation and benefits from another employer in the event that Executive accepts new employment following the termination of his employment under this Agreement, or (ii) any set-off, counterclaim, recoupment, defense or other right which the Company or any of its subsidiaries or affiliates may have against Executive or anyone else.

(b)          All payments to Executive under this Agreement may be reduced by applicable withholding by federal, state or local law.

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Miscellaneous

6.1          Change in Control Protections. Upon the occurrence of a Change in Control (as defined below), Executive’s outstanding equity and long-term incentive awards shall immediately vest (and not be subject to forfeiture for any reason) in a manner to enable Executive to fully participate in the Change in Control transaction and, to the extent any vested stock options granted on or after the Effective Date survive such Change in Control, shall thereafter remain exercisable in accordance with their original terms (including termination in connection with a termination of Executive’s employment with the Company), except that all such stock options will remain vested. Executive shall also be entitled to the benefits and payments as set forth on Exhibit B attached hereto. For purposes of this Agreement, including Exhibit B attached hereto, “Change in Control” shall mean the occurrence, after the consummation of the transactions contemplated by the Reorganization Plan, of any of the following events:

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(i)           the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of “beneficial ownership” (as defined below) of 50% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, that beneficial ownership by any of D. E. Shaw Laminar Portfolios, L.L.C., Goldman, Sachs & Co., Par IV Master Fund, Ltd, Sigma Capital Associates, LLC, Sunrise Partners Limited Partnership, or any of their respective affiliates shall not be taken into account in the numerator for purposes of determining whether the limit set forth above has been exceeded and, provided further that for purposes of this clause (i) the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company or any corporation controlled by the Company; (3) any acquisition by any corporation pursuant to a transaction which complies with (A) or (B) of clause (iii) of this Section 6.1;

(ii)          Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)        The consummation of a recapitalization, restructuring, exchange of equity for debt or debt for equity or a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Transaction”), in each case, unless, following such Business Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners (as defined below), respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Transaction beneficially own, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportion as their ownership immediately prior to such Business Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; and (B) at least a majority of the members of the board of directors of the corporation resulting from such Business Transaction were members of the Incumbent Board at the time of the execution of the

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initial agreement, or of the action of the Board of Directors, providing for such Business Transaction; or

(iv)         The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of this Section 6.1, “beneficial ownership” or “beneficial owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition; provided, however, that such Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, a merger agreement, or similar agreement, until the consummation of the transaction contemplated by such agreement.

6.2          No Mitigation. Executive shall not be required to mitigate damages resulting from his termination of employment.

6.3          Indemnification/D&O Liability Insurance. The Company agrees before, during and after the Term to indemnify and hold harmless Executive (and advance him expenses) to the fullest extent permitted by the Company’s or any affiliates’ articles of incorporation and/or by-laws, which for Foamex International Inc. shall be the articles and by-laws as in effect as of the Effective Date (unless such documents are amended in a manner favorable to Executive, in which case Executive shall be afforded the benefits of such amendment), or if greater, in accordance with applicable law for actions or inactions of Executive as an officer, director, employee or agent of the Company or any affiliate or as a fiduciary of any benefit plan of any of the foregoing or as otherwise set forth in the applicable document. The Company also agrees to provide Executive with directors’ and officers’ liability insurance coverage both during and, with regard to matters occurring during, employment or while serving as a director of the Company or any affiliate, which coverage will be at a level at least equal to the level being maintained at such time for the then current officers and directors and shall continue until such time as suits can no longer be brought against Executive as a matter of law.

6.4	Benefit of Agreement; Assignment; Beneficiary.

(i)         This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(ii)       No rights or obligations of Executive hereunder may be assigned or transferred by Executive, without the prior written consent of the Company, except to the

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extent permitted under any applicable plan, policy, program, arrangement of, or other agreement with, the Company or its affiliates or by will or operation of law. No rights or obligations of Foamex International Inc. or Foamex L.P. under this Agreement may be assigned by either entity, without the prior written consent of Executive, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Foamex International Inc. is not the continuing entity or a sale or liquidation or other disposition of all or substantially all of the assets of Foamex International Inc., provided that the assignee or transferee is the successor to all or substantially all of the assets of Foamex International Inc. and assumes the liabilities, obligations and duties of Foamex International Inc. and Foamex L.P. (and to the extent applicable their respective subsidiaries and affiliates) under this Agreement. For the avoidance of doubt, “Company” shall include any successor entity to Foamex International Inc.; provided, however, upon any Change in Control, if such successor, transferee or assignee conducts businesses which were not conducted by the Company immediately prior to such transaction (“Other Businesses”), references to the Company and its affiliates or subsidiaries in Article IV of this Agreement shall not include such Other Businesses nor shall any reference to employees, agents, customers or suppliers include a reference to an employee, agent, customer or supplier of such successor entity unless such employee, agent, customer or supplier was also an employee, agent, customer or supplier of the Company immediately prior to such transaction. Any action taken by Foamex International Inc. under this Agreement shall be deemed to be an action by the Company.

(iii)       If Executive should die while any amount, benefit or entitlement would still be payable (or due) to Executive hereunder if he had continued to live, all such amounts, benefits and entitlements shall be paid or provided in accordance with the terms of this Agreement to Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to Executive’s estate.

6.5          Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered, or if sent by registered or certified mail, postage prepaid, with return receipt requested, or by a nationally recognized overnight courier addressed: (a) in the case of the Company to Foamex International Inc., Attention: General Counsel at the address of the Company’s headquarters at the time such notice is delivered, or to such other address and/or to the attention of such other person as the Company shall designate by written notice to Executive; and (b) in the case of Executive, to his then current home address as shown on the Company’s records, or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given (which in the case of registered or certified mail or overnight courier, shall be the date acknowledgement of delivery is obtained by such service). Any notice given to Foamex International Inc. by Executive shall be deemed to be a notice to the Company for purposes of this Agreement.

6.6          Entire Agreement; Amendment. This Agreement shall be effective and binding on the parties as of the date first written above. Except as noted in this Agreement, this Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, including, without limitation, the terms and conditions of Executive’s employment during

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the Term, and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to such subject matter, including, without limitation, the term sheet dated March 29, 2007. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto, specifically referencing the provision being so changed or modified.

6.7          Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

6.8          Headings. The Article and Section headings herein are for convenience of reference only do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.9          Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Pennsylvania without reference to the principles of conflict of laws.

6.10       Agreement to Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to effectuate the purposes hereof.

6.11       Arbitration. Except for disputes with respect to Section 4.1(b), 4.2 or Section 4.3 hereof, any dispute between the parties hereto respecting the meaning and intent of this Agreement or any of its terms and provisions (each, a “Covered Claim”) shall be submitted to arbitration in Philadelphia, Pennsylvania, in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. Each party will be responsible for his or its own legal fees and expenses in connection with any Covered Claim. Judgment upon any such arbitration award may be entered in any court of competent jurisdiction.

6.12       Section 409A. The parties agree that if any payment or the provision of any amount, benefit or entitlement hereunder at the time specified in this Agreement would subject Executive to any additional tax or interest or penalties under Section 409A of the Internal Revenue Code of 1986, as amended and its implementing regulations or guidance (“Section 409A”), the payment or provision of such amount, benefit or entitlement shall be postponed to the earliest commencement date on which the payment or the provision of such amount, benefit or entitlement could be made without incurring such additional tax, interest or penalties (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Section 409A). In addition, to the extent that any regulations or guidance issued under Section 409A (after application of the previous provision of this paragraph) would result in Executive being subject to the payment of interest, penalties or any additional tax under Section 409A, the Company and Executive agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest, penalties or additional tax under Section 409A, which amendment shall be reasonably determined in good faith by the Company and Executive.

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6.13       Survivorship. The respective rights and obligations of the parties hereunder shall survive any expiration or termination of the Term of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

6.14       Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

6.15       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first above written.

FOAMEX INTERNATIONAL INC.

By:	/s/ Gregory J. Christian
Name:	Gregory J. Christian
Title:	President

By:	/s/ Eugene I. Davis
Name:	Eugene I. Davis
Title:	Non-Executive Chairman of the Board

FOAMEX L.P.

By:	/s/ Gregory J. Christian
Name:	Gregory J. Christian
Title:	President

By:	/s/ Eugene I. Davis
Name:	Eugene I. Davis
Title:	Non-Executive Chairman of the Board

EXECUTIVE

/s/ John Johnson

John Johnson

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Exhibit A

Release

John Johnson (“Executive”) has executed this release (“Release”) as of the date set forth below.

WHEREAS, Executive’s employment has been terminated without Cause or for Good Reason pursuant to an employment agreement among Executive and Foamex International, Inc. and Foamex, L.P. (together with their subsidiaries, successors and assigns, “Foamex”) dated as of April ___, 2007 (“Employment Agreement”).

WHEREAS, Executive is entitled to certain payments and benefits under the Employment Agreement subject to his execution and delivery of this Release to Foamex.

THEREFORE, Executive agrees as follows:

1.

Release of Claims. In consideration for the severance payments by Foamex as set forth in the Employment Agreement and other good and valuable consideration set forth herein, Executive hereby releases Foamex, its shareholders, directors, officers, employees, agents, attorneys, affiliates, parents, subsidiaries, predecessors, successors, assigns, and all persons acting by, through, under or in concert with any of them (but with respect to any entity, individual, agent, attorney or their affiliates, including any one acting by, through, under or in concert with any of them, only in its or his official capacity relating to Foamex and not in its or his individual capacity unrelated to Foamex), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses, and from any claims of any nature whatsoever, except for vested pension benefits under the Employment Retirement Income Security Act ("ERISA"), known or unknown, which Executive now has, claims to have, own, hold or which Executive at any time heretofore had, held, or claims to have, including without limitation, claims for: wrongful discharge; breach of covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; breach of contract or implied contract; negligence; misrepresentation; fraud; detrimental reliance; promissory estoppel; defamation; invasion of privacy; sexual harassment; breach of laws governing safety in the workplace; discrimination on the basis of sex, race, color, religion, age, national origin, status as a handicapped of disabled person or status of a non-citizen; any and all claims under the Age Discrimination in Employment Act ("ADEA"); any and all claims under Title VII of the Civil Rights Act of 1964; any and all claims under the Americans with Disabilities Act; any and all claims under state or local laws which prohibit improper discrimination; and any and all claims for benefits under the ERISA, except for all claims for vested pension benefits under ERISA. Notwithstanding the preceding sentence or any other provision of this Agreement, this Release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim he believes he may have against Foamex. However, by executing this Release, Executive hereby waives the right to recover in any proceeding Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on Executive’s behalf. Notwithstanding the foregoing, Executive is not releasing any claims hereunder with respect to (1) Executive’s right to receive the Accrued Obligations, (2) the Executive’s rights under Articles V and VI of the Employment Agreement, (3) Executive’s right to be indemnified and advanced expenses pursuant to any corporate document of Foamex or applicable law or Executive’s right to be covered under any applicable directors’ and officers’ liability insurance policies, (4) any rights that Executive has with respect to any equity awards other than the 2007 Equity Awards (as described in Section 5.5(a) of the Employment Agreement), (5) any rights as a shareholder of Foamex or (6) any rights which arise after the date of this Release with respect to matters that occurred after such date.

2.

No Right to Re-employment. Executive hereby agrees and recognizes that his employment relationship with Foamex or its affiliates is being severed and that Foamex has no obligation, contractual or otherwise, to rehire, re-employ, recall or to hire him in the future, or return him to active status.

3.	Additional Covenants and Acknowledgments. Executive further understands and agrees:

a)      that by signing this Release he is voluntarily making a full and final compromise and settlement of any and all claims, disputed or otherwise, arising out of his employment relationship with Foamex including claims under the Age Discrimination in Employment Act (ADEA) which he may have, and that this Agreement will preclude any further or additional claims arising out of said relationship, but will not preclude any claims which might arise after the Agreement is executed; provided, that this Release is not intended to interfere with Executive’s right to challenge that his waiver of any and all ADEA claims pursuant to this Agreement is a knowing and voluntary waiver, notwithstanding Executive’s specific representation that he has executed this Release knowingly and voluntarily;

b)      that, in accordance with the federal law, Executive has twenty-one (21) calendar days from the date this Agreement is received by him to consider and accept the Agreement by signing and returning it to Foamex, and if so accepted, another seven (7) calendar days to revoke that acceptance should he change his mind; and

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c)      that Executive has the right to consult any attorney prior to signing this Agreement and has been encouraged to do so by Foamex.

d)      that Executive acknowledges that this Agreement is contractual and not a mere recital; and agrees that this Agreement shall be given full force and effect and that it shall be binding upon Executive’s heirs, executors, successors, administrators and assigns.

4.            Period for Acceptance of Agreement. Executive shall have no less than twenty-one (21) calendar days from the date his employment is terminated under the Employment Agreement to consider this Release and he should execute and deliver this Release to Foamex in accordance with the notice provisions of the Employment Agreement.

5.            Applicable Law. This Release shall be construed and enforced under and in accordance with the laws of the Commonwealth of Pennsylvania.

Executive represents and certifies that he has carefully read and fully understands all of the provisions of this Release and that he is signing this Release voluntarily, of his own free will and without duress; and that Foamex, its agents, representatives or attorneys have made no representations concerning the terms or effects of this Agreement other than contained herein.

IN WITNESS THEREOF, Executive has duly executed this Agreement on this day of _________, 20___.

_________________________________	__________________________
John Johnson	Date

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Exhibit B

280G Gross-Up Provision

(a)          If it is determined (as hereafter provided) that any payment (other than the Gross-Up Payment provided for in this Exhibit B), benefit, entitlement or distribution by the Company or its affiliates (or by any party effecting a Change in Control) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended from time to time, or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax or other taxes imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)          Subject to the provisions of clause (f) of this Exhibit B, all determinations required to be made under this Exhibit B, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made as promptly as practicable by a nationally recognized firm of certified public accountants (the “Accounting Firm”) selected by the Company, which may be the Company’s regular outside auditors. In the event the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized firm of certified public accountants to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after the date of the Change in Control or the date of Executive’s termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive no later than five calendar days prior to the due date for Executive's income tax return on which the Excise Tax is included. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to clause (f) of this Exhibit B and Executive thereafter is required to make a payment of any Excise Tax, Executive shall so notify the Company, which will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

(c)          The Company and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by clause (b) of this Exhibit B.

(d)          The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive will make proper payment of the amount of any Excise Tax not withheld and paid by the Company, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within five business days pay to the Company the amount of such reduction; provided the Accounting Firm has provided to Executive written documentation supporting such reduction prior to Executive’s filing of such tax returns.

(e)          The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by clauses (b) and (d) of this Exhibit B will be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

(f)           Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than ten (10) business days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of an amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

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(i)	provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;
(ii)

take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii)	cooperate with the Company in good faith in order effectively to contest such claim; and
(iv)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this clause (f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this clause (f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g)          If, after the receipt by Executive of an amount advanced by the Company pursuant to clause (f) of this Exhibit B, Executive receives any refund with respect to such claim, Executive will (subject to the Company's complying with the requirements of clause (f) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to clause (f) of this Exhibit B, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior

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to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Exhibit B.

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